Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Executive Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

SALES AND PROVIDES UPDATED EARNINGS GUIDANCE

FOR FIRST QUARTER OF FISCAL 2012

Philadelphia, PA, January 5, 2012 — Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today reported sales and provided updated earnings guidance for the first quarter of fiscal 2012 ended December 31, 2011.

Net sales for the first quarter of fiscal 2012 increased 0.7% to $136.4 million from $135.4 million reported for the first quarter of fiscal 2011. Comparable sales (which include Internet sales) decreased 4.1% versus a comparable sales increase of 2.1% for the first quarter of fiscal 2011. The increase in total reported sales for the first quarter of fiscal 2012 compared to the first quarter of fiscal 2011 resulted primarily from increased sales due to the expansion of the Company’s maternity apparel leased department relationship with Macy’s®, partially offset by: (1) the decrease in comparable sales, (2) decreased sales related to the Company’s continued efforts to close underperforming stores, and, to a much lesser extent, (3) a decrease in sales due to the closure of all of the Company’s remaining leased departments within Kmart® stores during the month of October 2011.

Ed Krell, Chief Executive Officer of Destination Maternity, noted, “In the first quarter of fiscal 2012, our sales were weaker than planned, and we continued to need price promotional activity and additional markdowns to spur sales and manage inventory. Thus, for the quarter, our sales were slightly below the low end of our expected sales range and our gross margin was somewhat lower than planned. With this lower than planned sales and gross margin, partially offset by our continued tight management of expenses, we expect our earnings for the first quarter to be at the low end or slightly lower than the low end of our prior earnings guidance range. Our prior earnings guidance range for first quarter GAAP diluted earnings per share, as provided in our November 17, 2011 press release, was $0.17 to $0.26 per share.

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“Our total sales of $136.4 million for the first quarter was slightly below the lower end of our sales guidance range of $138 to $142 million provided in our November 17 press release, and our comparable sales decrease of 4.1% was below our guidance range of down 0.5% to 3.5% for the quarter. It is important to note that our comparable sales results are negatively impacted by the cannibalization impact of our Macy’s leased department expansion, which had its first full month of operation in March 2011. We estimate that this cannibalization impact hurt our first quarter comparable store sales by between 1 and 2 percentage points. We also believe our sales for the quarter were somewhat negatively impacted by unseasonably warm weather in December throughout much of the United States, which hurts sales of seasonal Fall and Winter apparel. We continue to be pleased with the growth of our Internet sales, which increased 30% for the first quarter of fiscal 2012, on top of an 18% increase in the first quarter of fiscal 2011.

“We recognize the continued difficult overall economic environment for the consumer, especially the moderate-priced consumer, although we remain focused on the things that we can control, not on external factors that we cannot control. Our key focus continues to be improving our sales performance through initiatives to enhance our merchandise assortments, merchandise presentation and customer experience. We are encouraged by the early customer reaction and sales results for our Spring 2012 product lines, although we recognize that Spring product is not the primary driver of our total sales until we get to the February/March period.

“During the first quarter of fiscal 2012 we made a $5.0 million prepayment on our Term Loan and continued our regular quarterly cash dividend, after having initiated this regular quarterly cash dividend in the second quarter of fiscal 2011. Our debt prepayments and regular quarterly dividend payments demonstrate our confidence in the Company’s financial strength, cash flow generation, and prospects for the future, and highlight our commitment to continue to drive shareholder value.”

For the quarter ended December 31, 2011, the Company did not open any stores and closed two stores. As of December 31, 2011, the Company operates 656 stores, 1,405 leased department locations and 2,061 total retail locations, compared to 690 stores, 1,192 leased department locations and 1,882 total retail locations operated as of December 31, 2010. The increase in leased department locations at the end of December 2011 versus the end of December 2010 predominantly reflects the opening of 517 leased department locations during the second quarter of fiscal 2011 for our Macy’s expansion, and the closing of 291 Kmart leased department locations in October 2011. The Company previously announced that it would discontinue offering maternity apparel in leased departments in Kmart locations by the end of October 2011. Kmart represented only a small portion of the overall sales generated by the Company’s

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leased department relationship with Sears® and Kmart through the Company’s agreement with Sears Holdings Corporation. The Company continues to operate leased departments in Sears stores throughout the United States. As of December 31, 2011, the Company operates 530 leased department locations in Sears stores.

Sales Reporting

Beginning in fiscal 2012 (which began in October, 2011), consistent with the practice of an increasing number of retailers, the Company discontinued monthly sales reporting. The Company now reports net sales quarterly after the end of each of the Company’s fiscal quarters (December, March, June and September). Also, consistent with the practice of an increasing number of retailers, the Company includes sales from its Internet websites in its “comparable sales” performance statistic versus the prior year, the same way as previously included in its “comparable retail sales” figure. Thus, beginning in fiscal 2012, the Company no longer reports a “comparable store sales” statistic which excludes Internet sales. Since the Company has numerous cross-channel marketing initiatives and since it aims to serve its customer in whichever channel she chooses to shop, the Company believes the inclusion of the sales from its Internet “stores” or websites is a more meaningful way of reporting the Company’s comparable sales results.

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Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. In the United States and Canada, as of December 31, 2011, Destination Maternity operates 2,061 retail locations, including 656 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites. Destination Maternity also distributes its Oh Baby by Motherhood® collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com. In addition, Destination Maternity is expanding internationally and has exclusive store franchise and product supply relationships in India, the Middle East and South Korea. As of December 31, 2011, Destination Maternity has 77 international franchised locations, including 62 shop-in-shop locations and 15 Destination Maternity branded stores.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the continuation of the economic recovery of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base and through the Internet, unusual weather patterns, changes in consumer spending

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patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel, expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire and develop senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, the continuation of the regular quarterly cash dividend, the trading liquidity of our common stock, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.